Exhibit 10.49

[FM Services Company Letterhead]

June 11, 2008

Ms. Nancy Parmelee

Dear Nancy:

In February 2004, I sent you a letter (the “2004 letter”) describing an “Extra Pension Benefit” that Freeport McMoRan Copper & Gold, Inc. (“the Company”) has agreed to pay you.

The Extra Pension Benefit, plus the benefit you actually receive under the FMS Employee Retirement Plan (the “Retirement Plan”), will amount to about the same total benefit as the benefit you would have received under the Retirement Plan if you had been treated as a “grandfathered employee” under that plan.

The 2004 Letter states that the Extra Pension Benefit is paid at your retirement or when you separate from service with the Company and that the Extra Pension Benefit is paid in the same form as your benefit under the Retirement Plan.  The Internal Revenue Code has been changed in a way that prevents us from continuing to link benefits in that way.  In order to comply with new Code Section 409A we have adopted the following new payment rules.

You are now able to elect to receive your Extra Pension Benefit in any form that is allowed under the Retirement Plan, even if you elect to receive your Retirement Plan benefit in a different form.  Also, your Extra Pension Benefit will be paid as of a date you select, which could be different from the date the Retirement Plan benefit is paid.  During a transition period ending December 31, 2008, you can elect the time and form of payment of your Extra Pension Benefit.  The Extra Pension Benefit can be paid no sooner than the earlier of your retirement from the Company or July 1, 2009.  (It can not be paid this year or before July 1 of next year.)

  Your elections are made by completing the attached Payment Election Form and delivering it to me no later than December 31, 2008.   Consider your decision carefully.  Most changes made after the transition period (i.e., after December 31, 2008) can be made only if you comply with the onerous “five-year rule” explained on page 4 of the Payment Election Form.

Coincidentally, in connection with the termination of the Retirement Plan you are receiving forms on which you can elect to have your Retirement Plan benefit paid as an immediate annuity or lump sum benefit, or transferred to a Deferred Annuity.  That election will have no effect on the payment of your Extra Pension Benefit.

In order for you to better understand how much your Extra Pension Benefit will be, depending on the year of payment and whether paid as an annuity or a lump sum, we have fixed the amounts payable, as shown on the attached Table of Benefits.

The Table of Benefits illustrates only the life-only annuity.  On the Benefit Election Form you may elect any of the forms of annuity that are available under the Retirement Plan.  If you wish to receive a calculation of a different form of annuity, please let me know.

The Extra Pension Benefit will be paid by the Company, out of its assets.  Unlike the Retirement Plan, there is no advance funding of the Extra Pension Benefit.  Therefore, the Extra Pension Benefit could be lost if the Company were to become insolvent.

The rules governing the payment of the Extra Pension Benefit are now set forth entirely in this letter, as supplemented by your election on the attached Benefit Election Form, and by the attached Table of Benefits.  The 2004 letter will not apply.  The Company reserves the right to make further changes.

Sincerely yours,

/s/ Pamela Q. Masson

Pamela Q. Masson
Director – HR & Corp. Admin.